May 6, 2009
Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, TX 75093
Re:	Cinemark Holdings, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Cinemark Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3, as the same may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the selling stockholders set forth on Exhibit A attached hereto and listed in the Registration Statement (the “Selling Stockholders”) of up to 76,494,511 shares (the “Selling Stockholder Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.
     The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Cinemark Holdings, Inc.
May 6, 2009

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

EXHIBIT A
SELLING STOCKHOLDERS
Madison Dearborn Capital Partners IV, L.P.
Syufy Enterprises LP
Quadrangle Capital Partners LP
Quadrangle Capital Partners A LP
Quadrangle (Cinemark) Capital Partners LP
Quadrangle Select Partners LP
Lee Roy Mitchell
The Mitchell Special Trust